Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-49305, No. 33-54455, No. 333-04435, No. 333-57095, No. 333-86801, No. 333-41408, No. 333-86280, No. 333-105622, No. 333-134887, No. 333-162747, No. 333-171616, and No. 333-175350) and Form S-3 (No. 333-180023) of Humana Inc. of our report dated February 19, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reclassification of business segments as discussed in Note 2, as to which the date is September 16, 2014, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

September 16, 2014